UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
June 3, 2008

STANDARD MICROSYSTEMS CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-7422	11-2234952
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

80 Arkay Drive, Hauppauge, New York	11788
(Address of principal executive offices)	(Zip Code)
(631) 435-6000
(Registrant’s telephone number, including area code)
N/A
(Former name, former address and former fiscal year, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On June 3, 2008, Standard Microsystems Corporation (the “Company”) entered into a transition agreement (the “Transition Agreement”) with Steven J. Bilodeau, the Company’s President and Chief Executive Officer (the “CEO”). The following is only a brief summary of the Transition Agreement, which is attached hereto in its entirety.
     Pursuant to the Transition Agreement, Mr. Bilodeau shall resign from the position of CEO on or, at the request of the Company, before November 18, 2008. In the event the Company is unable to find a suitable replacement for Mr. Bilodeau by such date, Mr. Bilodeau will consider in good faith any request by the Company to postpone his resignation to any date prior to December 31, 2008.
     From the date he resigns as CEO through February 10, 2009 (or such earlier date upon which his employment is terminated pursuant to the Transition Agreement), Mr. Bilodeau will be employed by the Company as a non-operating executive and will continue to receive his current base salary. In lieu of Mr. Bilodeau’s current annual bonus, he is entitled to receive a lump sum payment of $700,000 on January 5, 2009.
     Following the termination of his employment for any reason other than for Cause (as defined in the Transition Agreement), Mr. Bilodeau will continue to serve as Chairman of the Board. In consideration of such service, and in addition to the compensation generally received by non-employee directors, Mr. Bilodeau will receive monthly payments of $12,000 through July 2011 (the “Additional Consideration”) and a monthly car allowance of $1,400. If Mr. Bilodeau is removed from the Board, or in the event of his death, in each case prior to July 2011, he shall receive a lump sum equal to the amount of unpaid Additional Consideration he would have otherwise received through July 2011.
     In the event Mr. Bilodeau’s employment with the Company is terminated prior to November 18, 2008, the terms of Mr. Bilodeau’s Employment Agreement dated March 19, 2007 (the “Employment Agreement”) shall govern. If Mr. Bilodeau’s employment is terminated after November 18, 2008, but prior to February 10, 2009, other than for Cause, he shall also receive (i) a payment equal to the salary and bonus he would have earned had he continued to be employed through February 10, 2009; (ii) health care coverage for himself and his family until he and his wife reach age 65, (iii) except in the case of his death, continued supplemental life insurance coverage for 18 months and (iv) all restricted shares held by Mr. Bilodeau shall immediately vest.
     The Transition Agreement provides that if Mr. Bilodeau’s employment terminates for other than Cause he will be 100% vested in all benefits under the Company’s 2005 Supplemental Executive Retirement Plan (which are currently scheduled to vest in full on February 1, 2009) and will receive an annual benefit in accordance with the terms thereof, except that distributions will begin promptly following January 1, 2010.

     The Transition Agreement provides for the execution of a mutual release of claims on the date Mr. Bilodeau’s employment is terminated, and continues to hold Mr. Bilodeau subject to the restrictive covenants set forth in the Employment Agreement, including non-compete and non-solicit provisions.
     The Transition Agreement, and the Employment Agreement to the extent specifically incorporated therein, govern the terms and conditions of Mr. Bilodeau’s transition. This description of the Transition Agreement is qualified in its entirety by the full text of the Transition Agreement attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Transition Agreement dated June 3, 2008, by and between Steven J. Bilodeau and Standard Microsystems Corporation.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STANDARD MICROSYSTEMS CORPORATION
(Registrant)

Date: June 6, 2008

By:	/s/ Walter Siegel
Walter Siegel
Vice President and General Counsel

Exhibit Index

Exhibit No.	Description

99.1	Transition Agreement dated June 3, 2008, by and between Steven J. Bilodeau and Standard Microsystems Corporation.

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